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                                                                    EXHIBIT 3.11

                            CERTIFICATE OF FORMATION

                                       OF

                                    BFC 3 LLC

1.    The name of the limited liability company is BFC 3 LLC.

2. The address of its registered office in the State of Delaware is the Corporation Service Company, 1013 Centre Rd., in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.



      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of BFC 3 LLC this 31st day of August, 2000.


                                          /s/ William H. D. Fones, Jr.
                                          -----------------------------------
                                          William H. D. Fones, Jr., Organizer